Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
10-3-07

Contacts:	Brandi Simpson	Gail Brophy
	NPS Pharmaceuticals, Inc.	NPS Pharmaceuticals, Inc.
	908-450-5616	908-450-5335

NPS Pharmaceuticals, Inc. Announces an Increase in Tender Offer Price for its
3.0% Convertible Notes Due 2008 and Extends Expiration Date until October 17, 2007

          BEDMINSTER, NEW JERSEY — October 3, 2007 — NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) announced today that it has amended the terms of its cash tender offer with respect to its outstanding $171.8 million in aggregate principal amount of 3.0 percent convertible notes due 2008. Under the amended terms of the tender offer, NPS Pharmaceuticals, Inc. is offering to purchase any and all of the outstanding convertible notes at a purchase price, per each $1,000 principal amount of the convertible notes, equal to $987.50, plus all accrued and unpaid interest up to, but not including, the date of payment for the Notes accepted for payment.

          In addition, NPS Pharmaceuticals, Inc. has extended the tender offer. As amended, the tender offer will now expire at midnight New York City time, on October 17, 2007, unless further extended or earlier terminated. Payments of the tender consideration for the convertible notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made promptly after the expiration date.

          Full details of the terms and conditions of the tender offer are included in NPS Pharmaceuticals, Inc.’s Offer to Purchase dated September 6, 2007. Except as set forth herein, the terms of the tender offer remain the same as set forth in the Offer to Purchase.

          Jefferies & Company, Inc. is acting as dealer manager for the tender offer for the convertible notes. Questions regarding the tender offer may be directed to Jefferies & Company, Inc. at 800-443-6605 (U.S. toll–free).

          D.F. King & Co., Inc.  is acting as the Information Agent for the tender offer for the convertible notes. Requests for documents related to the tender offers may be directed to D.F. King & Co. at 888-644-5854 (toll–free) or at 212-269-5550.

          This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through an Offer to Purchase and related materials. Holders of the convertible notes should read carefully the Offer to Purchase and related materials because they contain important information. NPS Pharmaceuticals, Inc. has previously mailed a copy of the Offer to Purchase to each of the holders of the convertible notes. In addition, holders of the convertible notes and investors may obtain a free copy of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that NPS Pharmaceuticals, Inc. has filed with the Securities and Exchange Commission relating to the convertible notes tender offer at the SEC’s Web site at www.sec.gov. These materials contain important information and holders of the notes are urged to read them carefully prior to making any decision with respect to the tender offer.

          NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

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          This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although NPS Pharmaceuticals’ management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, general economic conditions, the success of the tender offer for the 3.0% Convertible Notes due 2008 and the amount of any such notes actually tendered for repurchase or actually repurchased by the company, the company’s reported results meeting the company’s guidance and the expectations of the market, and other risks, including risks related to NPS Pharmaceuticals’ operations and financial condition, detailed in NPS Pharmaceuticals’ Annual Report on Form 10-K for the year ended December 31, 2006, NPS Pharmaceuticals’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. NPS Pharmaceuticals does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to NPS Pharmaceuticals’ reports filed with the Securities and Exchange Commission.